Exhibit 99.1
Investor and Media Contact:
Michelle Edwards, Investor Relations
medwards@oxigene.com
650-635-7006
OXiGENE Reports Second Quarter 2011 Financial Results
SOUTH SAN FRANCISCO, Calif., August 10, 2011 (GLOBE NEWSWIRE) — OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases, reported financial results for the quarter ending June 30, 2011 and provided an update on recent clinical and corporate progress.
Financial Results
The Company reported a net loss for the three-month period ended June 30, 2011 of $2.9 million compared with net income of $2.5 million for the same three-month period of 2010. The difference in results for the comparable three-month periods was due to a non-recurring non-cash gain resulting from the change in fair value of warrants and other financial instruments in the 2010 three month period of $7.5 million, partially offset by a $2.1 million reduction in total costs and expenses from $5.0 million in the 2010 period to $2.9 million in the 2011 period.
The Company reported a net loss for the six-month period ended June 30, 2011 of $3.8 million compared with a net loss of $8.5 million for the same six-month period of 2010. The difference in results for the comparable six-month periods was due primarily to a reduction in total costs and expenses of $5.4 million from $11.4 million in the 2010 period to $6.0 million in the 2011 period, offset by the non-cash change in fair value of warrants and other financial instruments from a $2.9 million gain in the 2010 six month period to a $2.2 million gain in the 2011 six month period.
The reduction in operating costs and expenses for both the three and six month comparable periods is primarily attributable to reductions in spending in a number of clinical program and support costs in connection with the restructuring plan implemented in the first quarter of 2010. Operating expenses for the six months of 2010 were also impacted by a $0.5 million one-time restructuring charge.
During the six months ended June 30, 2011, the Company sold approximately 4.6 million shares of common stock pursuant to an “at the market” (ATM) sales agreement executed in July 2010, resulting in net proceeds to the Company of approximately $10.4 million. In addition, during its third quarter, the Company has sold approximately 2.7 million shares of common stock pursuant to the ATM, resulting in net proceeds to the Company of approximately $6.0 million. This additional capital is allowing the Company to continue to pursue its future product development options. Based on the current clinical projects that the Company has committed to, the Company believes that its cash resources, including amounts raised during the third quarter, are sufficient to fund operations through 2012.

OXiGENE Q2 2011 Earnings Call
8/10/2011

At June 30, 2011, OXiGENE had cash, cash equivalents and restricted cash of approximately $8.5 million compared with approximately $4.7 million at December 31, 2010.
“The presentation of data at ASCO in June was a significant milestone for OXiGENE,” said Peter J. Langecker, M.D., Ph.D., OXiGENE’s Chief Executive Officer. “The FACT data on overall survival in patients with anaplastic thyroid cancer strongly suggests that ZYBRESTAT™ may be effective in battling one of the most lethal cancers, and has generated enthusiasm from the oncology community and the key opinion leaders in this field. Our immediate focus now is to obtain sufficient financing to conduct the FACT2 Phase 3 registration trial in ATC, and we are actively pursuing this goal.”
Continued Langecker, “While financing FACT2 is a near-term challenge, OXiGENE currently has sufficient capital to continue development of our other clinical programs, including the FALCON study in non-small cell lung cancer, which has been fully enrolled for over a year and for which we expect to present overall survival data by the end of 2011. The Phase 2 study of ZYBRESTAT and bevacizumab in patients with ovarian cancer continues to advance under the auspices of the Gynecologic Oncology Group (GOG), as does the Phase 1 study of OXi4503 in patients with acute myelogenous leukemia (AML) being conducted at the University of Florida, for which we expect to present data in 2012.”
Corporate Highlights
•	In June, the Company presented data from two clinical studies at the annual ASCO meeting in Chicago.
•	Data from the FACT study of ZYBRESTAT plus chemotherapy in patients with anaplastic thyroid cancer showed that the median overall survival (OS) time was 5.2 months for patients who received ZYBRESTAT and chemotherapy, compared with 4.0 months for patients receiving chemotherapy alone (Hazard Ratio (95% CI) of 0.72 (0.43, 1.20)), representing a 28% reduction in the risk of death for patients receiving ZYBRESTAT and chemotherapy. At one year, the likelihood of being alive was 26% for patients treated with ZYBRESTAT and chemotherapy compared with 9% for patients treated with chemotherapy alone. As in other studies of ZYBRESTAT, the most clinically relevant side effects reported in the study were neutropenia, transient hypertension, clinically asymptomatic QTc prolongation and tumor pain.

•	An updated analysis of data from the FALCON study of ZYBRESTAT plus bevacizumab and chemotherapy in patients with non-small cell lung cancer (NSCLC) conducted approximately 11 months after the enrollment of the last patient in June 2010 showed that the combination regimen of ZYBRESTAT plus bevacizumab and chemotherapy was observed to be well-tolerated with no significant cumulative toxicities when compared with the control arm of the study. In addition, a pre-specified subgroup analysis showed meaningful improvements in median time to progression for patients with poor performance status (ECOG Performance Status 1).

OXGN Q2 2011 Earnings Call
8/10/2011

•	In June, the Company announced that it had regained compliance with certain NASDAQ listing requirements under review by the NASDAQ Hearing Panel.

•	In April, the Company announced initiation of an investigator-sponsored Phase 1 trial of OXi4503 in patients with AML or myelodysplastic syndrome (MDS), being conducted at the University of Florida and with support by The Leukemia & Lymphoma Society’s Therapy Acceleration Program.

•	As of July, the Company raised additional capital to allow it to pursue its future product development options.

•	Upcoming highlights in the third quarter include the presentation of overall survival data from the FALCON study at a medical conference, and data from the Phase 1 study of OXi4503 in AML patients in the first half of 2012.
Conference Call Today
Members of OXiGENE’s management team will review second quarter 2011 results via a webcast and conference call today, August 10, 2011, at 4:30 p.m. EDT (1:30 p.m. PDT). To listen to a live or an archived version of the audio webcast, please log on to the Company’s website, www.oxigene.com. Under the “Investors” tab, select the link to “Events and Presentations.”
OXiGENE’s earnings conference call can also be heard live by dialing (888) 841-3431 in the United States and Canada, and +1 (678) 809-1060 for international callers, five minutes prior to the beginning of the call. A replay will be available starting at 7:30 p.m. EDT, (4:30 p.m. PDT) on August 10, 2011 and ending at midnight EST (9:00 p.m. PDT) on Tuesday, August 16, 2011. To access the replay, please dial (855) 859-2056 if calling from the United States or Canada, or +1 (404) 537-3406 from international locations. Please refer to replay pass code 88795709.
About OXiGENE, Inc.
OXiGENE is a clinical-stage biotechnology company developing novel small-molecule therapeutics to treat cancer and eye diseases. The Company’s major focus is the clinical advancement of drug candidates that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property position and therapeutic development expertise to bring life saving and enhancing medicines to patients.
About ZYBRESTAT (fosbretabulin tromethamine / CA4P)
ZYBRESTAT is being evaluated in studies of patients with anaplastic thyroid cancer, non-squamous non-small cell lung cancer, platinum-sensitive ovarian cancer and other clinical trials. OXiGENE believes that ZYBRESTAT is poised to become an important therapeutic option in a novel class of small-molecule drug candidates called vascular disrupting agents. Through interaction with vascular endothelial cell cytoskeletal proteins, ZYBRESTAT selectively targets and collapses tumor vasculature, thereby depriving the tumor of oxygen and causing death of tumor cells. In clinical trials in solid

OXiGENE Q2 2011 Earnings Call
8/10/2011

tumors, ZYBRESTAT has suggested potent and selective activity against tumor vasculature, as well as possible clinical activity against anaplastic thyroid cancer, ovarian cancer and various other solid tumors.
About OXi4503
OXi4503 (combretastatin A1 di-phosphate / CA1P) is a dual-mechanism vascular disrupting agent (VDA) that is being developed in clinical trials for the treatment of leukemias and solid tumors. Like its structural analog ZYBRESTAT, OXi4503 has been observed to block and destroy tumor vasculature, resulting in extensive tumor cell death and necrosis. In addition, preclinical data indicate that OXi4503 is metabolized by oxidative enzymes (e.g., tyrosinase and peroxidases), which are elevated in many solid tumors and tumor white blood cell infiltrates, to an orthoquinone chemical species that has direct cytotoxic effects on tumor cells. Preclinical studies have shown that OXi4503 has single-agent activity against a range of xenograft tumor models; and synergistic or additive effects when incorporated in various combination regimens with chemotherapy, molecularly-targeted therapies (including tumor-angiogenesis inhibitors), and radiation therapy. OXi4503 has been evaluated as a monotherapy in a Phase 1 dose-escalation trial in patients with advanced solid tumors and in patients with cancers involving the liver.
Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement or outcomes of our clinical programs and achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development and regulatory review, and the availability of additional financing to continue development of our programs.
Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

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OXiGENE Q2 2011 Earnings Call
8/10/2011

OXiGENE, Inc.
Condensed Balance Sheets
(Unaudited)

	June 30, 2011	December 31, 2010
	(Amounts in 000’s)
Assets

Cash, cash equivalents and restricted cash	$8,500	$4,677
Prepaid expenses	396	256
License agreement	337	386
Other assets	227	248

Total assets	$9,460	$5,567

Liabilities and stockholders’ equity (deficit)

Accounts payable and accrued liabilities	$2,190	$3,211
Derivative liabilities	48	7,611
Total stockholders’ equity (deficit)	7,222	(5,255)

Total liabilities and stockholders’ equity (deficit)	$9,460	$5,567

OXiGENE Q2 2011 Earnings Call
8/10/2011

OXiGENE, Inc.
Condensed Statements of Operations
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	(All amounts in 000’s except per share amounts)
Costs and expenses:

Research and development	$1,499	$3,348	$3,182	$7,533
General and administrative	1,401	1,678	2,786	3,381
Restructuring	—	—	—	510

Total costs and expenses	2,900	5,026	5,968	11,424

Operating loss	(2,900)	(5,026)	(5,968)	(11,424)

Change in fair value of warrants and other financial instruments	(31)	7,539	2,179	2,906
Investment income	1	4	2	11
Other (expense) income, net	(2)	20	(8)	16

Net (loss) income	$(2,932)	$2,537	$(3,795)	$(8,491)

Basic and diluted net (loss) income per common share	$(0.32)	$0.73	$(0.49)	$(2.54)

Weighted average number of common shares outstanding - basic and diluted	9,110	3,477	7,820	3,348